Exhibit 10.35

February 6, 2009

Jason Zheng

Dear Jason:

I am pleased to offer you the position of Vice President and General Manager APAC working in our Shanghai, China facility, reporting to me in my role as President and CEO. Your base salary will be $275,000 less any applicable taxes. The Compensation Committee of the Board of Directors approved a temporary 20% base salary reduction for all executives in 2009, which would result in a change to your base salary to $220,000 starting March 1st.

The Shanghai Development Center, including George Chu and the Ethernet team will report to you. Your duties will include working with George to drive significant revenue growth in our Ethernet business, taking ownership of key strategic greater China customer relationships across all our businesses, driving customer delivery for certain customers and products, and identifying opportunities for organic development or acquisitions that can grow the types of technologies and sockets we can compete for, and helping lead the growth of particular new areas such as PC Bluetooth.

You will be eligible to participate in the Executive Incentive Plan. Your target annual bonus for the 2009 plan year will be 75% of your actual base earnings - 45% tied to baseline targets, and 30% for achievement of stretch goals. You will also be eligible to participate in the Executive Incentive Plan, subject to annual review and approval by the appropriate committee of the Board of Directors. A copy of the plan will be provided upon hire.

Also, upon approval by the appropriate committee of the Board of Directors, you will receive an option to purchase 150,000 shares of the common stock of the Company.  1/4 of the shares will vest on the first anniversary of your hire date and the remaining shares will vest monthly over the following three years during your employment. In addition, upon approval by the appropriate committee of the Board of Directors, you will receive 10,000 restricted stock units (RSUs) of the Company. 25% of the Restricted Stock Units vests on the date that is one year after the Initial Grant Vest Date (as defined below), and as to an additional 6.25% of the RSUs at the end of each three month period thereafter until fully vested. If your first date of employment with the Company occurs during the first month of any calendar quarter or the first five trading days of the immediately following month, the Initial Grant Vest Date shall be the sixth trading day of the second month of such calendar quarter. If your first date of employment with the Company occurs during the last month of any calendar quarter or the last five trading days of the immediately preceding month, the Initial Grant Vest Date shall be the sixth trading day prior to such last calendar month of such calendar quarter. If your first date of employment with the Company occurs during any other period, the Initial Grant Vest date shall be your first date of employment with the Company.

In addition, you will be eligible to participate in all of Atheros’ employee benefits in China, including supplemental medical, life insurance and paid time off. In order to provide coverage during your travel to and from the United States, you and your family will be provided with US health benefit coverage as well.

As we discussed, we will work with you in making your transition to our Shanghai payroll.

Jason, we are looking forward to having you re-join the Atheros team on or before February 23, 2009. This is an exciting time in our growth and we look forward to all your contributions. If you have any questions, don’t hesitate to contact me. I’ll do what I can to have your questions answered by either myself or HR.

Sincerely,

Craig Barratt

President and Chief Executive Officer

Atheros Communications, Inc.

Please acknowledge your acceptance by signing below where indicated, faxing one signed letter to the Human Resources confidential fax at (408) 736-8774, and returning the signed letter to Atheros. I also ask that you review and sign the Severance and Change in Control Agreement, Proprietary Information and Inventions Agreement and Arbitration Agreement which are attached with this offer letter. Your signature acknowledges your receipt and understanding of and agreement with the attachments as well as this offer letter, which will remain effective until February 13, 2009.

Start Date:	Feb 16, 2009 (tentative)

Accepted by:		Dated:	2/8/2009
Jason Zheng